Exhibit 10.11

October 10, 2020

Mark Heimbouch

Re:	Employment with Allvue Systems, LLC

Dear	Mark:

This letter sets forth the terms of your employment by Allvue Systems, LLC (as such company’s name may change from time to time and including such company’s successors and assigns, the “Company”). We are very excited about this opportunity and value the role that you can serve on our team going forward. The terms of our offer are as follows:

1. Effective as of November 2, 2020 (the “Effective Date”), you will be the Chief Executive Officer of the Company, reporting solely and directly to the Board of Managers of the Company (the “Board”). In this capacity, you will have the responsibilities and duties consistent with such position. In addition, on or about the Effective Date, you shall be appointed to the Board. You will be indemnified by the Company to the maximum extent permitted by applicable law and the Company’s by-laws for your services hereunder and shall be covered by any applicable directors’ and officers’ liability insurance policy(ies) procured by the Company from time to time covering directors and officers.

2. Your starting base salary will be $550,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually (the “Base Salary”). Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2020, you will be eligible to receive a target annual cash bonus equal to 66.67% of your Base Salary (the “Bonus”). The Bonus will be awarded, based on the Board’s sole good faith determination as to your achievement of predetermined thresholds, which may include, but are not limited to, management by objectives (“MBO”s) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, you will be eligible each fiscal year for an additional bonus of up to 33.33% of your Base Salary, awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets.

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion following consultation with you, and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements but in no event later than March 15 of the year following the performance year, subject, in each case, to your continued employment on the applicable payment date except as provided herein.

3. You also will be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees. You will be eligible for paid vacation days as specified in the Company’s vacation policy as in effect from time to time. You will be promptly reimbursed by the Company for all business expenses incurred in performing services hereunder in accordance with the Company’s expense reimbursement policy in effect from time to time.

4. You will initially perform your duties for the Company remotely at your home office. When requested by the Board (and subject to any limitations or restrictions imposed by the COVID-19 pandemic), your position shall be based in the Company’s headquarters in Miami, Florida or such other location as mutually agreed. You understand and agree that your duties may involve extensive domestic and international travel, in accordance with the Company’s guidelines for essential travel during the time period that travel is impacted by COVID-19. You will be expected to meet the expectations required of your position, perform all of the duties associated with your role, and comply with all Company policies while working remotely.

5. Promptly following the Effective Date, you will be granted 20,000 total incentive equity units (“Incentive Equity”) of Bluefin Topco, LLC, an indirect parent of the Company (as such Company’s name may change from time to time and such company’s successors and assigns, “Parent”), which Incentive Equity shall be issued under Parent’s Second Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2019, as amended on September 6, 2019 (as amended, restated or otherwise modified from time to time, the “LLC Agreement”). The Incentive Equity shall be comprised of awards intended to be treated as “profits interests” for federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43 with a threshold value determined based on the current fair market value of Parent as of the date of grant.

The Incentive Equity that you are eligible to receive will be subject to the terms (including the vesting terms and the participation thresholds, as the case may be) as set forth in the LLC Agreement and the grant agreement to which you will be a party (the “Grant Agreement”). The grant of Incentive Equity is subject to the execution of the applicable Grant Agreement. Further details on the Incentive Equity and any specific grant of Incentive Equity to you will be provided upon approval of such grant by the board of managers of Parent.

Your Incentive Equity will vest as follows, each as more fully set forth in the Grant Agreements (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event, except as otherwise provided):

•

66.67% of the Incentive Equity will be subject to time-based vesting over four (4) years, with 25% vesting upon the date that is twelve (12) months after the Effective Date and an additional 6.25% of such Incentive Equity vesting at the end of each full three (3) calendar month period thereafter (the vesting of any such unvested time-based Incentive Equity would be fully accelerated upon a change of control of Parent); and

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33.33% of the Incentive Equity will vest if any equity buy-out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds in respect of the securities of Parent or its subsidiaries held by Vista or any loans provided to Parent or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds three hundred percent (300%) of Vista’s total investment in Parent and its subsidiaries (whether in exchange for equity, indebtedness or otherwise) (calculated pursuant to the formula set forth in the Grant Agreement).

Notwithstanding anything to the contrary contained herein, the terms and conditions applicable to the Incentive Equity described in this section will be fully described in the legal documents granting and governing such Incentive Equity (including, without limitation, terms and conditions relating to vesting and forfeiture), and in the event of any conflict between the terms of this section and the terms of such legal documents, the terms of such legal documents shall control.

6. You must complete the following as a condition of your employment:

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In consideration of and as a condition of employment, you must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ disseminated policies and procedures, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause. Notwithstanding any provision to the contrary contained in Exhibit A, you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary that would otherwise be payable with respect to the Notice Period. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices. Notwithstanding the foregoing, you shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination.

9. If the Company terminates your employment without “Cause” (excluding terminations for death or Disability) or you voluntarily terminate your employment with a “Good Reason,” you will be entitled to receive a severance payment in the form of continued Base Salary pay for twelve (12) months (the “Severance Pay”) and a prorated portion of any bonus that may have been earned by you during the fiscal year in which such termination occurs, based on actual performance and paid when bonuses are otherwise paid for such fiscal year (but in any event no later than March 15th of the year following the year in respect of which such bonus is earned) (the “Prorated Bonus”), in each case, less deductions and withholdings required by law or authorized by you. For purposes of this section, “Cause,” “Disability” and “Good Reason” have the meanings set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay or the Prorated Bonus unless (a) you execute and deliver to the Company an agreement (“Release Agreement”) in the form attached hereto as Exhibit C and you do not revoke such Release Agreement during any applicable revocation period, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (c) you have not breached in any material respect the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter, any other agreement between you and the Company or the provisions of the Release Agreement (and such breach is not cured within thirty (30) days following written notice from the Company). If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the second regularly scheduled payroll date after the sixtieth (60th) day after your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. In addition, if your employment with the Company terminates due to your death or Disability, then, subject to you (or your estate or legal guardian, as applicable) executing and not revoking the Release Agreement, you will be entitled to receive a Prorated Bonus. Upon any termination of your employment, you shall receive your earned but unpaid Base Salary through the date of termination, any accrued but unused vacation pay to the extent provided in the Company’s vacation policy and reimbursement of any incurred but unreimbursed business expenses in accordance with the Company’s expense reimbursement policy. The Company’s obligation to pay you the amounts provided in this Section 9 shall not be subject to set-off, counterclaim, or recoupment of amounts owed by you. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under this Section 9, nor will the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer.

10. You shall not make any statement that libels, slanders, defames or disparages the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees, independent contractors, or agents. However, you may (i) testify truthfully in any legal proceeding or government investigation, (ii) respond to any disparaging or untruthful statement made by any of the foregoing parties and (iii) make statements in good faith execution of your duties hereunder in the ordinary course of business during your employment hereunder without violating this Section 10.

11. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

14. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

15. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

16. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect of federal, state or local taxes.

17. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this letter, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. If the parties determine that any provision of this letter would not be in compliance with Code Section 409A, the parties will negotiate in good faith an amendment to the provision that preserves, to the maximum extent possible, the original economic intent of the parties.

18. If any payment or benefit provided in respect of your employment with the Company and its affiliates, whether under this letter or otherwise (the “Payments”), would be subject to the excise tax imposed under Code Section 4999, but the imposition of such excise tax could be avoided by the approval of equityholders described in Section 280G(b)(5)(B) of the Code, then you may request that the Company seek such approval, in which case the Company shall its commercially reasonable efforts to seek such approval, and you will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax.

19. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than October 9, 2020. Should you have anything that you wish to discuss, please do not hesitate to contact Jeff Wilson at jwilson@vistaequitypartners.com.

20. You will be reimbursed for, or the Company will pay directly, the legal fees and expenses reasonably incurred by you up to $10,000 for the review, drafting and negotiation of this letter provided that you promptly submit a copy of the written invoice evidencing same to the Company.

21. This letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Jeff Wilson
Jeff Wilson
Senior Vice President

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Mark Heimbouch	Date signed:	10/11/20
Signature
Name: Mark Heimbouch

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Certain Definitions

Exhibit C: Form of Release Agreement

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